As filed with the Securities and Exchange Commission on October 28, 2013                      Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTEL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-1672743 (I.R.S. Employer Identification No.)
2200 Mission College Blvd. Santa Clara, CA (Address of Principal Executive Offices)	95054-1549 (Zip Code)

Intel Corporation Sheltered Employee Retirement Plan Plus
(Full Title of the Plan)

CARY I. KLAFTER, ESQ.
Vice President and Secretary
Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA  95054-1549
(Name and Address of Agent for Service)

(408) 765-8080
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
RONALD O. MUELLER, ESQ.
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, NW
Washington, DC  20036
(202) 955-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer □
Non-accelerated filer □ (Do not check if a smaller reporting company)	Smaller reporting company □

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Intel Corporation Sheltered Employee Retirement Plan Plus (1)	$600,000,000	100%	$600,000,000	$77,280.00

(1)
The Intel Corporation Sheltered Employee Retirement Plan Plus obligations are unsecured obligations of Intel Corporation to pay deferred compensation in the future in accordance with the terms of the Intel Corporation Sheltered Employee Retirement Plan Plus.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Intel Corporation, a Delaware corporation (the “Corporation” or the “Registrant”), relating to $600,000,000 of unsecured obligations of the Corporation to pay deferred compensation in the future (the “Obligations”) in accordance with the terms of the Corporation's Sheltered Employee Retirement Plan Plus, which Obligations are in addition to (a) the $400,000,000 of Obligations registered on the Corporation’s Form S-8 filed on February 2, 2011 (Commission File No. 333-172024), (b) the $400,000,000 of Obligations registered on the Corporation's Form S-8 filed on April 5, 2007 (Commission File No. 333-141905), (c) the $200,000,000 of Obligations registered on the Corporation's Form S-8 filed on November 19, 1998 (Commission File No. 333-67537) and (d) the $245,000,000 of Obligations registered on the Corporation's Form S-8 filed on October 18, 1995 (Commission File No. 033-63489) (the “1995 Registration Statement” and, together with the other previously filed registration statements, the “Prior Registration Statements”).

This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities.  Pursuant to General Instruction E of Form S-8, the contents of the 1995 Registration Statement, to the extent relating to the registration of the Obligations and except as otherwise set forth in this Registration Statement, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Corporation with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

(1)       The Corporation’s latest Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(2)       All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report or prospectus referred to in (1) above.

In addition, all documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Corporation’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Report. The Corporation’s Exchange Act file number with the Commission is 000-06217.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Article IX of the Corporation’s Bylaws requires indemnification to the fullest extent permitted under Delaware law as it now exists or may hereafter be amended. Subject to any restrictions imposed by Delaware law, the Bylaws provide an unconditional right to indemnification for all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under Article IX) reasonably incurred or suffered by any person in connection with investigating, defending, being a witness in, or participating in, or preparing for any threatened, pending, or completed action, suit, arbitration, alternative dispute mechanism, inquiry, administrative or legislative hearing, investigation or any other actual, threatened or completed proceeding, including any and all appeals, whether civil, criminal, administrative, or investigative (each, a “proceeding”) by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee, or agent of the corporation (including service with respect to employee benefit plans) or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, whether the basis of the proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Article 8 of the Corporation’s Third Restated Certificate of Incorporation provides that, to the fullest extent permitted under Delaware law as it now exists or may hereafter be amended, no director of the Corporation will be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of the provisions of Article 8 by the stockholders of the Corporation will not adversely affect any right or protection of any director existing at the time of such repeal or modification.

The Corporation has entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide the Corporation’s officers and directors with further indemnification, to the maximum extent permitted by the DGCL.

The foregoing summaries are necessarily subject to the complete text of the statute, the Corporation’s Third Restated Certificate of Incorporation and Bylaws, and the arrangements referred to above, and are qualified in their entirety by reference thereto.

Item 8.Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit No.                      Exhibit Description

4.1*
Third Restated Certificate of Incorporation of Intel Corporation dated May 17, 2006 (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K as filed on May 22, 2006, File No. 000-06217).

4.2*
Intel Corporation Bylaws, as amended and restated on July 26, 2011 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K as filed on July 27, 2011, File No. 000-06217).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (contained on signature page hereto).

99.1*
Intel Corporation Sheltered Employee Retirement Plan Plus, as amended and restated effective January 1, 2009 (incorporated by reference to Exhibit 99.1 of the Registrant’s Registration Statement on Form S-8 as filed on February 2, 2011, File No. 333-172024).

*Incorporated by reference

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 28th day of October, 2013.

INTEL CORPORATION

By:	/s/ STACY J. SMITH
Stacy J. Smith
Executive Vice President, Chief Financial Officer,
and Principal Accounting Officer

    Each person whose signature appears below constitutes and appoints A. Douglas Melamed, Stacy J. Smith, and Cary I. Klafter and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Brian M. Krzanich	/s/ Stacy J. Smith
Brian M. Krzanich Chief Executive Officer, Director and Principal Executive Officer October 28, 2013	Stacy J. Smith Executive Vice President, Chief Financial Officer, and Principal Accounting Officer October 28, 2013

/s/ Charlene Barshefsky	/s/ James D. Plummer
Charlene Barshefsky Director October 28, 2013	James D. Plummer Director October 28, 2013

/s/ Andy D. Bryant	/s/ David S. Pottruck
Andy D. Bryant Chairman of the Board and Director October 28, 2013	David S. Pottruck Director October 28, 2013

/s/ Susan L. Decker	/s/ Frank D. Yeary
Susan L. Decker Director October 28, 2013	Frank D. Yeary Director October 28, 2013

/s/ John J. Donahoe	/s/ David B. Yoffie
John J. Donahoe Director October 28, 2013	David B. Yoffie Director October 28, 2013

/s/ Reed E. Hundt
Reed E. Hundt Director October 28, 2013

EXHIBIT INDEX

Exhibit No.                      Exhibit Description

4.1*
Third Restated Certificate of Incorporation of Intel Corporation dated May 17, 2006 (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K as filed on May 22, 2006, File No. 000-06217).

4.2*
Intel Corporation Bylaws, as amended and restated on July 26, 2011 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K as filed on July 27, 2011, File No. 000-06217).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (contained on signature page hereto).

99.1*
Intel Corporation Sheltered Employee Retirement Plan Plus, as amended and restated effective January 1, 2009 (incorporated by reference to Exhibit 99.1 of the Registrant’s Registration Statement on Form S-8 as filed on February 2, 2011, File No. 333-172024).

*Incorporated by reference